UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Olas Blvd Suite 1400

Ft. Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

(954) 712-7487

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2016 the Company’s Board of Directors appointed Mark B. Lucky as the Company’s interim Chief Financial Officer.

Since June, 2014 Mr. Lucky has worked as a consultant at Mid-Atlantic CFO Advisory Services, LLC, a firm that he started, which provides integrated finance solutions, including chief financial officer and controller services. Prior to that, Mr. Lucky has served as the Chief Financial Officer for several small cap public companies, including Intelligent Living America, Inc., IceWEB Inc., and HASCO Medical, Inc.  He has over 25 years of professional experience in high growth/start-up ventures and established companies, with multi-industry experience.

His work experience includes consulting at Bearing Point on their financial restatement project, holding the position of Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company as well as Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California based internet technology company.  During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc., a NASDAQ-listed San Francisco, California-based early stage drug discovery biotech company (acting CFO and Senior Director of Finance), PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President – Finance), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning), and KPMG. Mr. Lucky was formerly a member of the board of directors of Monster Arts, Inc. and HASCO Medical, Inc. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California at Los Angeles.

Section 9- Financial Statements and Exhibits

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NUSTATE ENERGY HOLDINGS, INC.

Date: August 17, 2016	By:	/s/ Kevin Yates
Kevin Yates
Chief Executive Officer